Exhibit 5.1

March 11, 2005

Double Eagle Petroleum Co.
777 Overland Trail (P.O. Box 766)
Casper, Wyoming 82601

Ladies and Gentlemen:

     We have acted as counsel for Double Eagle Petroleum Co., a Maryland corporation (the “Company”), in connection with preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), concerning registration of the transfer by the selling stockholders named in the Registration Statement of up to 15,000 shares (the “Shares”) of the Company’s $.10 par value common stock (the “Common Stock”), plus an indeterminate number of additional shares of Common Stock that may be issued as a result of stock splits, dividends and combinations, issuable upon the exercise of stock options granted under three Stock Option Agreements, each dated January 24, 2002, between the Company and each of Roy G. Cohee, Ken M. Daraie and Beth McBride (collectively, the “Stock Option Agreements”).

     We have examined the Stock Option Agreements concerning the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the Shares of Common Stock issuable upon the exercise of stock options granted under the Stock Option Agreements have been duly authorized, and upon issuance in accordance with the exercise provisions of the Stock Option Agreements, will be duly and validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

     This opinion is to be used solely for the purpose of the registration of the Shares and may not be used for any other purpose.

Very truly yours,

PATTON BOGGS LLP